FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES ANNOUNCES

RESIGNATION OF CEO

Abilene, Kan. (February 22, 2008) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK) has announced the resignation of its president and chief executive officer, Bruce Dale.

Dale joined the Company in 2005 at the beginning of a three-year initiative to reinvigorate the Company and to redirect its strategy. His resignation is effective immediately.

The Board has appointed a search committee to conduct a national search for a new CEO with the necessary operating and leadership skills to execute the company’s strategy and to improve operating performance. In the interim, Senior Vice President and Chief Financial Officer Donny Johnson will assume the role of interim CEO. Johnson joined Duckwall-ALCO Stores in August 2007 with more than 20 years of financial management experience in the retailing and grocery industries.

Warren Gfeller, Board Chairman stated, “We are grateful to Bruce for his energy, his leadership and his commitment to repositioning Duckwall-ALCO Stores. As Bruce departs, we are fortunate to have Donny Johnson serve as Interim CEO.”

The Company is beginning its annual audit of its Fiscal 2008 results and expects to provide an update to guidance for the year by March 1.

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With more than 250 stores across 22 states, Duckwall-ALCO Stores is proud to have continually provided excellent products at good value prices to its customers for 107 years. To learn more about Duckwall-ALCO Stores, Inc. visit www.ALCOstores.com.

###

For more information, contact:

Donny R. Johnson

Chief Financial Officer, Senior Vice President and

Interim Chief Executive Officer

785-263-3350 x164

e-mail: djohnson@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

email: dhagen@hagenandpartners.com